Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is based on the provisions of the Delaware General Corporate Law (the “DGCL”), our certificate of incorporation, as amended, and our bylaws, as amended. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the DGCL, as it may be amended from time to time, and to the terms of our certificate of incorporation and bylaws, as each may be amended from time to time, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. As used in this “Description of Capital Stock,” the terms “Ambrx,” the “Company”, “we,” “our” and “us” refer to Ambrx Biopharma, Inc., a Delaware corporation, and do not, unless otherwise specified, include our subsidiaries.

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. The number of authorized shares of any class may be increased or decreased by an amendment to our certificate of incorporation proposed by our board of directors (the “Board”) and approved by a majority of voting shares voted on the issue at a meeting at which a quorum exists.

Common Stock

Voting rights. Each holder of our commons stock will be entitled to one (1) vote in person or by proxy for each share of common stock held of record by such holder. The holders of shares of common stock will not have cumulative voting rights. Except as otherwise required in our certificate of incorporation or by applicable law, the holders our common stock vote together as a single class on all matters on which stockholders are generally entitled to vote.

Dividend rights. Subject to the rights of holders of our preferred stock, and subject to any other provisions of the our certificate of incorporation, holders of shares of our common stock shall be entitled to receive such dividends and other distributions in cash, stock or property of Ambrx when, as and if declared thereon by the Board from time to time out of assets or funds of Ambrx legally available therefor.

Rights upon liquidation. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of Ambrx, the holders of shares of our commons stock shall be entitled to receive the assets and funds of the Company available for distribution after payments to creditors of Ambrx and to holders of our preferred stock that may at the time be outstanding, in proportion to the number of shares held by them.

Preferred Stock

The Board is expressly authorized to provide for the issuance of all or any shares of our preferred stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, Ambrx; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of Ambrx at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. The issuance of preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on the capital stock of Ambrx, diluting the voting power of our common stock, impairing the liquidation rights of the capital stock of the Ambrx, or delaying or preventing a change in control of Ambrx.

Dividends

The Board has discretion over whether to distribute dividends, subject to the DGCL, as it may be amended from time to time, and to the terms of our certificate of incorporation and bylaws, as each may be amended from time to time. All dividends are subject to certain restrictions under the DGCL. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. Ambrx intends to retain most, if not all, of our available funds and any future earnings to operate and expand our business and does not anticipate paying any cash dividends in the foreseeable future.

Annual Stockholder Meetings

Our bylaws, which may be amended from time to time, provide that the annual meeting of stockholders for the election of directors shall be held on such date and at such time as shall be designated from time to time by the Board. To the extent permitted under applicable law, the Board may conduct meetings by means of electronic or telephonic or other communications equipment by means of which all persons participating in the meeting can hear each other.

Election and Removal of Directors; Vacancies

Our certificate of incorporation and bylaws, as each may be amended from time to time, provides for a staggered term for the Board. Directors will initially be divided into three classes. Each class will consist of, as equally as possible, one-third of the directors. Class I, II and III will terminate on the date of the 2024, 2025 and 2026 Annual Meeting of Ambrx stockholders, respectively. After the initial term, directors are appointed for a term of three years.

Under the DGCL, unless otherwise provided in the certificate of incorporation, a director serving on a classified board may be removed by the stockholders only for cause. The certificate of incorporation provides that, subject to the rights, if any, of the holders of shares of our preferred stock then outstanding, any director or the entire Board may be removed from office at any time, only with cause, and only by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding capital stock of Ambrx entitled to vote in the election of directors. In addition, the certificate of incorporation provides that, subject to the terms of any one or more classes or series of preferred stock, vacancies on the Board resulting from the death, resignation or removal of a director, or from an increase in the number of directors constituting the Board, or otherwise, may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

Quorum

Unless otherwise required by the DGCL or other applicable law or the certificate of incorporation, the holders of one-third of the Company’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in bylaws, until a quorum shall be present or represented.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as our common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Ambrx by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Special Meetings

Unless otherwise required by law or by our certificate of incorporation, special meetings of stockholders, for any purpose or purposes, may be called by either (i) the Chairman of the Board, if there be one, or (ii) (a) the Chief Executive Officer, (b) the President, if there be one, (c) the Secretary, (d) the General Counsel, if there be one, or (e) any Assistant Secretary, if there be one, and shall be called by any such officer at the request in writing of (x) the Board, or (y) a committee of Ambrx hat has been duly designated by the Board and whose powers and authority include the power to call such meetings. Under the certificate of incorporation, the ability of the stockholders to call a special meeting of Ambrx stockholders is specifically denied.

The bylaws also provide that unless otherwise provided in the certificate of incorporation or the bylaws, (a) any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all the members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission and (b) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL.

Amendments to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The certificate of incorporation requires that the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt certain provisions of the certificate of incorporation.

The bylaws may be amended, altered or repealed by either the holders of a majority of the voting power of the shares entitled to vote at an election of directors or by a majority of the entire Board then in office. The certificate of incorporation and bylaws require that the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt certain provisions of the bylaws.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Under the certificate of incorporation, no director or officer shall be personally liable to Ambrx or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability of: (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to Ambrx or its stockholders; (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director under Section 174 of the DGCL; or (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any action by or in the right of the Company. Under the certificate of incorporations, Ambrx is required to indemnify each of its directors and officers, to the fullest extent permitted by the laws of the state of Delaware; provided, however, that, except for proceedings to enforce rights to indemnification, Ambrx shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board.

Exclusive Jurisdiction of Certain Actions

The bylaws require, subject to certain exceptions, that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any Ambrx stockholder to bring (i) any derivative action or proceeding brought on behalf of Ambrx, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of Ambrx to Ambrx or Ambrx stockholders,

(iii) any action asserting a claim against Ambrx or any current or former director, officer, stockholder, employee or agent of Ambrx arising out of or relating to any provision of the DGCL, the certificate of incorporation or the bylaws (each, as in effect from time to time), or (iv) any action asserting a claim against Ambrx or any current or former director, officer, stockholder, employee or agent of Ambrx governed by the internal affairs doctrine of the State of Delaware. This exclusive forum provision would not apply to suits brought to enforce a duty or liability vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, such as those created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, the bylaws provide that the federal district courts of the U.S. will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

Listing

Our common stock is listed on Nasdaq Global Select Market under the trading symbol “AMAM.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company.

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